Exhibit 5.1

505 Montgomery Street, Suite 2000
San Francisco, California 94111-6538
Tel: +1.415.391.0600 Fax: +1.415.395.8095 www.lw.com
FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
May 7, 2021	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
Codexis, Inc.	Madrid	Washington, D.C.
200 Penobscot Drive	Milan

Redwood City, CA 94063

Re:	Registration Statement No. 333-255926; Up to $50,000,000 of Shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Codexis, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance from time to time of shares of common stock of the Company, par value $0.0001 per share, having an aggregate offering price of up to $50,000,000 (the “Shares”), by the Company pursuant to the equity distribution agreement dated May 7, 2021 (the “Equity Distribution Agreement”) between the Company and Piper Sanlder & Co. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2021 (Registration No. 333–255926) (as amended, the “Registration Statement”), a related base prospectus dated May 7, 2021 (the “Base Prospectus”) and a prospectus supplement dated May 7, 2021 filed with the Commission pursuant to Rule 424(b) under the Act (the “Equity Distribution Agreement Prospectus” and, together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when (i) the Shares shall have been duly registered on the books of the transfer

May 7, 2021

agent and registrar therefor in the name or on behalf of the purchasers, and (ii) have been issued by the Company against payment therefor in total numbers that do not exceed the total number of shares available under the Company’s certificate of incorporation and in the circumstances contemplated by the Sales Agreement, (a) the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, (b) the Shares will be validly issued, and (c) the Shares will be fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 7, 2021 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins